EXHIBIT 4.18

                 AMENDMENT NUMBER TEN TO AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

      This Amendment Number Ten to Amended and Restated Loan and Security Agreement ("Amendment") is entered into as of March 1, 2001 by and between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), and PORTA SYSTEMS CORP., a Delaware corporation ("Borrower"), in light of the following:

      A. Borrower and Foothill have previously entered into that certain Amended and Restated Loan and Security Agreement, dated as of November 28, 1994, as amended as of February 13, 1995, March 30, 1995, March 12, 1996, August 26, 1997, November 30, 1997, August 1, 1998, December 1, 1998, March 24, 2000 and
June 9, 2000 (collectively, the "Agreement").

      B. Borrower and Foothill desire to further amend the Agreement as provided for and on the conditions herein.

      NOW, THEREFORE, Borrower and Foothill hereby amend the Agreement as follows:

      1. DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.

      2. AMENDMENTS. The following amendments to the Agreement shall be effective from the date hereof through and including July 2, 2001.

      A. Section 2.5 of the Agreement is amended to provide that interest at the rate of 12% per annum shall be paid monthly with one-half of such payment made on the first of each month and the remaining one-half being paid on the 15th day of each month.

      B. The facility fee in Section 2.8 of the Agreement shall be deferred until the earlier of the termination of the Agreement or until Borrower has consummated a sale of stock or some or all of its assets other than ordinary course of sales of Inventory, at which time the net proceeds shall be used to pay the deferred facility fee.

      C. The $400,000 principal payment on the Indebtedness that is due on April 1, 2001 pursuant to Section 2.9 of the Agreement, shall be deferred until the earlier of the termination of the Agreement or until Borrower has consummated a sale of stock or some or all of its assets other than ordinary course of sales of Inventory, at which time the net proceeds shall be used to pay the April 1, 2001 principal payment.

      D. During the period from the date of this Amendment through July 2, 2001, Borrower shall not make any payments on Indebtedness to any subordinated


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creditors,  but Borrower shall not be prohibited from paying accounts payable in the ordinary course of business.

      E. Upon the consummation of any sale of assets or sale of stock by Borrower or any of its subsidiaries, 100% of the net proceeds from such sale shall be delivered to Foothill to be applied first to accrued and unpaid interest, second to the deferred facility fee, third to the principal payment due April 1, 2001, and fourth to the Obligations.

      3. REPRESENTATIONS AND WARRANTIES. Borrower hereby affirms to Foothill that all of Borrower's representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof

      4. NO DEFAULTS. Borrower hereby affirms to Foothill that no Event of Default has occurred and is continuing as of the date hereof, except for defaults related Section 6.13(a) (interest coverage covenant) and section 2.4 (borrowings in excess of borrowing base formula), both of which are expressly waived through the term of this Amendment. (July 2, 2001)

      5. CONDITION PRECEDENT. The effectiveness of this Amendment is expressly conditioned upon receipt by Foothill of an executed copy of this Amendment

      6. COSTS AND EXPENSES. Borrower shall pay to Foothill all of Foothill's out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other fees) arising in connection with the
preparation,   execution,  and  delivery  of  this  Amendment  and  all  related documents.

      7. LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.

      8. COUNTERPARTS: EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto.


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      IN WITNESS WHEREOF,  the parties hereto have executed this Amendment as of the date first set forth above.

                                             FOOTHILL CAPITAL CORPORATION,
                                             a California corporation


                                              By ______________________________
                                              Title: __________________________


                                              PORTA SYSTEMS CORP.,
                                              a Delaware corporation


                                              By ______________________________
                                              Title: __________________________